PHARMACEUTICAL LICENSE AGREEMENT

This AGREEMENT dated as of October 1, 2012, is made by and between Blue Ivory Holdings Ltd., corporation incorporated pursuant to the laws of Bahamas, having its principal place of business at Nassau, Bahamas ("Licensor") and Axxess Pharma Inc., a corporation incorporated pursuant to the laws of *Nevada*, having its principal place of business at 2681 Eglinton ave West,Toronto, Ontario, M6M 1T8, Canada("Licensee").

WHEREAS Licensor is the beneficial Owner of certain Drug Identification Numbers registered with Health Canada (the "DINs") as listed in Schedule "A" hereto, as amended from time to time. Licensee desires to license from Licensor the right to develop, market, make, use, and sell certain drug formulations which are applied to humans through the use of the DINs. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

I. Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

I.1. "Drug Technology" means any technology owned or licensable by Licensor which relates to the DINs.

I.2. "Licensor Patent Rights" means all patents and patent applications (which for all purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention, and utility models) throughout the world, covering or relating to the Drug Technology, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, or continuations-in-part, which Licensor owns or controls, and under which Licensor has the right to grant sublicenses to Licensee, as of the date of this Agreement. All current patents and patent applications in the Licensor Patent Rights are listed in Schedule B.

I.3. "Licensor Technology Rights" means all technical information owned or possessed by Licensor as of the date of this Agreement and thereafter, whether patentable or otherwise, relating to the Drug Technology, which information is necessary or useful for Licensee and its sublicensees to develop, manufacture, use, and/or sell Licensed Products hereunder.

I.4. "Confidential Information" means all materials, trade secrets, or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information, or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret, or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, trade secrets, or other information which is orally or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp, or legend, shall constitute Confidential Information if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, trade secrets, or other information and referencing the place and date of such oral, visual, or written disclosure and the names of the persons to whom such disclosure was made.

1.5. "Field" means the DINs formulations, including but not limited to those listed in Schedule C.

1.6. "Licensed Products" means a product which, or the manufacture, use, or sale of which, is covered by a DIN listed in Schedule "A".

1.7. "Net Sales" shall mean the gross amount actually received by Licensee on sales of Licensed Products, less: (a) credits or allowances, if any, actually granted; (b) discounts actually allowed; (c) freight, postage, and insurance charges and additional special packaging charges; and (d) customs duties, and excises, sales, taxes, duties or other taxed imposed upon and paid with respect to such sales (excluding what is commonly known as income taxes). In the case of any Licensed Products supplied to Licensee by Licensor, "Net Sales" shall mean the amount as defined in the preceding sentence, less the amount paid by Licensee to Licensor for Licensor to supply the Licensed Products.

1.8. "Party" means Licensee or Licensor; "Parties" means Licensee and Licensor.

1.9. "Valid Claim" means a claim of any unexpired United States or foreign patent or patent application which shall not have been withdrawn, canceled, or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

II. License

II.1. License. Subject to the payment of the royalties provided in Article III and the fulfillment of the other terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, exclusive license under all of the Licensor Patent Rights and Licensor Technology Rights, including the right to sublicense any or all of such rights, to make, have made, use, have used, sell, and have sold the Drug Technology.

II.2. Assistance. Licensor shall provide Licensee with all information related to the Licensor Patent Rights and Licensor Technology Rights as may be known or possessed by Licensor and as may be reasonably necessary for Licensee to exploit the licenses granted in Section 2.1., including any materials related to the acquisition of any government approvals for the Licensed PrLicensor shall provide Licensee with reasonable technical assistance in connection with such transfer of the information related to the Licensor Patent Rights and Licensor Technology Rights.

III. License Fees and Royalties

III.1. Royalties.

(a) Licensee shall pay to Licensor, during the applicable term described in Section 3.1(b) below, a royalty fee of Five (5) percent on all Net Sales by Licensee of Licensed Products.

(b) The obligation of Licensee to pay royalties on sales of Licensed Products shall continue for Ten (10) years from the commencement of the sale of Licensed Products by the Licensee. For the purpose hereof, the sale of Licensed Products shall commenced when the Licensee completes its first transaction of purchase and sale of the Licensed Products.

(c) Upon the expiration of the royalty obligations of Section 3.1(a) in accordance with Section 3.1(b) for all or any portion of the Licensor Patent Rights, the licenses granted pursuant to Section 2.1 shall become, with respect to such Licensor Patent Rights and the Licensor Technology Rights, or portion thereof, fully paid.

III.2 License Fee

The Licensee shall pay as a Licensee Fee the sum of Five Million Dollars ($5,000,000.00) ayable in quarterly instalments of One Hundred and Twenty Five Thousand Dollars ($125,000.00) payable over a period of Ten (10) years.

III.3. Sublicense Fees. Licensee shall pay to Licensor Ten (10) percent (10%) of all royalties and sublicense fees paid to Licensee on account of sublicenses for the sale of the Licensed Products.

IV. Representations, Warranties, and Covenants

IV.1. Representations and Warranties of Licensor. Licensor hereby represents and warrants that: (i) Licensor has the authority to grant to Licensee all of the rights granted hereunder; (ii) Licensor owns or controls all rights to the Licensor Patent Rights and the Licensor Technology Rights; and (iii) Licensor is unaware of any rights superior to Licensor's in the Drug Technology which would prevent Licensee from fully exercising the rights licensed to it herein.

IV.2. Covenant of Licensee. Licensee hereby covenants and agrees to use reasonable efforts to develop, and obtain all necessary regulatory approvals for, and commercialize certain formulations which can be delivered to humans through Licensed Products. In the event that Licensee breaches its obligations under this Section 4.2, Licensee shall not be liable for any damages or other compensation as a result thereof, and Licensor' sole and exclusive remedy shall be the termination of this Agreement pursuant to Section 7.2.

V. Intellectual Property Rights

V.1. Ownership. Licensor shall own the entire right, title, and interest in and to all Licensor Patent Rights and Licensor Technology Rights.

V.2. Right of Licensee to Prosecute Applications. Licensor agrees that during the term of this Agreement, Licensor shall provide Licensee with copies of all substantive communications to and from patent offices regarding applications or patents relating to the Drug Technology promptly after the receipt thereof. Copies of proposed substantive communications to such patent offices shall be provided to Licensee in sufficient time before the due date in order to enable Licensor an opportunity to comment on the content thereof. Licensor shall use reasonable efforts to incorporate Licensee's comments into any substantive communications. Licensor shall timely notify Licensee (but in no event less than 30 days prior to the expiration of any priority rights period) if it intends not to seek patent protection on the Drug Technology in any country, and Licensee shall have the right, at its expense and in Licensor' name, to file, prosecute, maintain, and enforce in such country patents relating to the Drug Technology.

V.3. Assistance. Licensor shall provide to Licensee or Licensee's authorized attorneys, agents, or representatives reasonable assistance as necessary for Licensee to exploit its right under Section 5.2 to file, prosecute, maintain and enforce patent applications and patents. Licensor shall use its best efforts to have signed all legal documents necessary to file, prosecute, maintain, and enforce patent applications or patents at no charge to Licensee.

V.4. Infringement:

(a) Each Party shall promptly report in writing to each other Party during the term of this Agreement any: (i) known infringement or suspected infringement of any of the Licensor Patent Rights in the Field; or (ii) unauthorized use or misappropriation of the Licensor Technology Rights in the Field by a third party of which it becomes aware, and shall provide each other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or

misappropriation. Within 30 days after Licensor becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate suit and shall advise Licensee of its decision in writing. The inability of Licensor to decide on a course of action within such 30 day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit.

(b) Within sixty (60) days after Licensor becomes, or is made, aware of any infringement, suspected infringement or unauthorized use or misappropriation by a third party in the Field, as provided in paragraph (a) above, and provided that Licensor shall have advised Licensee of its decision to file suit within the 30 day period provided in paragraph (a) above, Licensor shall have the right to initiate an infringement or other appropriate suit anywhere in the world against such third party. Licensor shall provide Licensee with an opportunity to make suggestions and comments regarding such suit and shall promptly notify Licensee of the commencement of such suit. Licensor shall keep Licensee promptly informed of, and shall from time to time consult with Licensee regarding, the status of any such suit and shall provide Licensee with copies of all documents filed in, and all written communications relating to, such suit.

(c) Licensor shall select counsel for any suit referred to in paragraph (b) above who shall be reasonably acceptable to Licensee. Licensor shall, except as provided below, pay all expenses of the suit, including, without limitation, attorneys' fees and court costs. Licensee, in its sole discretion, may elect, within 60 days after the receipt by Licensee from Licensor of notice of the commencement of such litigation, to contribute to the costs incurred by Licensor in connection with such litigation in an amount not to exceed 50 percent of such costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be shared by Licensor and Licensee pro rata based on their respective sharing of the costs of such litigation. If necessary Licensee shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. Licensee shall have the right to participate and be represented in any suit by its own counsel at its own expense. Licensor shall not settle any such suit involving rights of Licensee without obtaining the prior written consent of Licensee, which consent shall not be unreasonably withheld.

(d) In the event that Licensor does not inform Licensee of its intent to initiate an infringement or other appropriate suit within the 30-day period provided in paragraph (a) above, or does not initiate such an infringement other appropriate action within the 60-day period provided in paragraph (b) above, Licensee shall have the right, at its expense, to initiate an infringement or other appropriate suit. In exercising its rights pursuant to this paragraph (d), Licensee shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit including without limitation attorneys' fees and court costs. If necessary, Licensor shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the holder of any patent at issue or being the owner of any Licensor Technology Rights at issue. At Licensee's request, Licensor shall offer reasonable assistance to Licensee in connection therewith at no charge to Licensee except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without limiting the generality of the preceding sentence, Licensor shall cooperate fully in order to enable Licensee to institute any action hereunder. Licensor shall have the right to be represented in any such suit by its own counsel at its own expense.

V.5. Claimed Infringement:

(a) In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party or any of their respective affiliates or sublicensees, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the development, manufacture, use or sale of Licensed Products, such Party shall promptly notify each other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers

served. At the request of Licensee, Licensor shall provide to Licensee advice regarding the technical merits of any such claim.

(b) Licensor shall defend Licensee at Licensor' cost and expense, and will indemnify and hold harmless Licensee, from and against any and all claims, losses, costs, damages, fees and expenses arising out of or in connection with the infringement or alleged infringement by a Licensed Product of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party and any settlements relating thereto, provided that Licensor shall have sole control and authority with respect to the defense or settlement of any such claim or action and Licensee shall cooperate fully with Licensor in the defense or settlement of any such claim or action. In the event that any Licensed Product becomes, or in Licensor's opinion is likely to become, the subject of a claim of infringement of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party, Licensor may at its option either secure for Licensee the right to continue using the Licensed Product, replace or modify the Licensed Product to make it non-infringing without impairment of function or if neither of the foregoing alternatives is reasonably available to Licensor, terminate Licensee's rights and licenses to the Licensed Product under this Agreement and refund to Licensee all amounts paid by Licensee to Licensor depreciated on a five year straight line basis.

(c) The provisions of Section 5.5(b) notwithstanding, Licensor shall not have any liability under Section 5.5(b) to the extent that any infringement or claim results from: (i) use of the Licensed Product in combination with some other product or pharmaceutical formulation not supplied by Licensor where the Licensed Product itself would not be infringing; or (ii) modifications of the Licensed Product where the Licensed Product, if not modified by or for Licensee, would not be infringing.

(d) Except as otherwise provided in this paragraph (d), if Licensee or any of its sublicensees, in order to operate under or exploit the license granted under Article II of this Agreement in any country, must, in Licensee's or its sublicensee's reasonable judgment, make payments to one or more third parties to obtain a license or similar right under a patent or other technology in the absence of which Licensed Products could not legally be developed, manufactured, used, marketed or sold in such country, such third party payments shall reduce and be set off against the royalty payments or sublicense fees otherwise due to Licensor in such country. Any payments by Licensee or any of its sublicensees to one or more third parties to obtain a license or similar right under a patent or other technology pertaining to a pharmaceutical formulation being delivered by Licensed Products shall not reduce or be set off against the royalty payments or sublicense fees due to Licensor. During the course of negotiations between Licensee or any of its sublicensees and such third party, Licensor shall render to Licensee and Agent's sublicensees reasonable assistance as necessary for Licensee or any of its sublicensees to secure such license or similar right. The negotiation and final terms of such license or similar right shall be in the sole discretion of Licensee and its sublicensees.

(e) This Section 5.5 states the entire responsibility of Licensor under this Agreement in the case of any claimed infringement or violation of any third party's rights or unauthorized use or misappropriation of any third party's technology.

VI. Confidential Information

VI.1. Treatment of Confidential Information. Each Party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure (except to the extent required to use or distribute Licensed Products) of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees, or agents.

VI.2. Release from Restrictions. The provisions of Section 6.1 shall not apply to any Confidential Information disclosed hereunder which:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, other than through the sale of Licensed Products in the ordinary course, through no fault or omission on the part of the receiving Party or an affiliated party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

VII. Termination

VII.1. Term. This Agreement shall remain in effect until terminated in accordance with the provisions of this Article VII.

VII.2. Termination for Breach. Licensee shall be entitled to terminate this Agreement by written notice to Licensor in the event that Licensor shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof by Licensee. Licensor shall be entitled to terminate this Agreement by written notice to Licensee in the event that Licensee shall be in default of any of its obligations hereunder and shall fail to remedy any such default within sixty (60) days after notice thereof by Licensor. Upon termination of this Agreement pursuant to this Section 7.2, no Party shall be relieved of any obligations incurred prior to such termination.

VII.3. Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information (Article VI) and product liability indemnification (Section 8.1), as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination by Licensee pursuant to Section 7.2, the license granted pursuant to Section 2.1 shall survive and shall be deemed full paid. Upon any termination of this Agreement pursuant to Section 7.2, each Party shall promptly return to each other Party all written Confidential Information, and all copies thereof, of such other Party.

VIII. Miscellaneous

VIII.1. Product Liability Indemnification. The Party manufacturing the Licensed Products under this Agreement (the "Manufacturing Party" or "Indemnifying Party") shall defend the other Party (the "Indemnified Party") at the Manufacturing Party's cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the manufacture or design of the Licensed Products (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption

of any Licensed Products, claimed by reason of breach of warranty, negligence, product defect, or other similar cause of action, regardless of the form in which any such claim is made. The Party distributing the Licensed Products under this Agreement (the "Distributing Party" or "Indemnifying Party") shall defend the other Party (the "Indemnified Party") at the Distributing Party's cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the commercialization, marketing or sale of the Licensed Products (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any Licensed Products, claimed by reason of breach of warranty, negligence, product defect or other similar cause of action, regardless of the form in which any such claim is made. In the event of any such claim against an Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim and the Indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party's written authorization.

VIII.2. Reports and Payments. Licensee shall deliver to Licensor within 60 days after the end of each calendar quarter a written report showing its computation of royalties and sublicense fees due under this Agreement for such calendar quarter. Simultaneously with the delivery of each such report, Licensee shall tender payment of all amounts shown to be due thereon. The royalty payments and sublicense fees due on sales in currencies other than U.S. dollars shall be calculated using the appropriate exchange rate for such currency quoted by the Citibank foreign exchange desk on the close of business on the business day immediately preceding the date of such report. All amounts due under this Agreement shall be paid to Licensor in United States dollars (U.S. $) by wire transfer to an account in a United States bank designated by Licensor, or in such other form and/or manner as Licensor may reasonably request. During the term of this Agreement, Licensor shall have the right from time to time (not to exceed once during each calendar year) to have an independent certified public accountant inspect, during normal business hours, and upon reasonable advance notice (not less than 72 hours), such books, records and other supporting data of Licensee as may be necessary to verify Licensee's computation of royalties and sublicense fees due under this Agreement.

VIII.3. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada as applicable therein.

VIII.4. Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

VIII.5. Notices. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to Licensee: Axxess Pharma Inc.

[insert address, tel, fax and email]

If to Licensor: Blue Ivory Holdings Ltd.
[insert address, tel, fax and email]

VIII.6. No Agency. Nothing herein shall be deemed to constitute Licensee, on the one hand, or Licensor, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither Licensee, on the one hand, nor Licensor, on the other hand, shall be responsible for the acts or omissions of the other. No Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from such other Party.

VIII.7. Entire Agreement. This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

VIII.8. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

VIII.9. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

VIII.10. Assignment. No Party to this Agreement may assign its rights or obligations hereunder without the prior written consent of each other Party; provided, however, that each Party may assign its rights and obligations hereunder without the prior written consent of the other Party in connection with the sale of all or substantially all of the business or assets of the assigning Party relating to the development, manufacture, use, or sale of Licensed Products.

VIII.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

VIII.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

VIII.13. Force Majeure. No Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

BLUE IVORY HOLDINGS LTD.
By:________________________
Alan Cole, President

AXXESS PHARMA INC.
By:________________________
Daniel P. Bagi, President

Schedule A
Drug Idenitification Numbers

Schedule B
Patents and Patent Applications